Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-65479, No. 333-42899, No. 333-14577, No. 33-32367, No. 33-40559, No. 333-41950, No. 333-00276 and No. 333-102227) of Precision Castparts Corp. of our report dated April 28, 2003 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K/A.  We also consent to the incorporation by reference of our report dated April 28, 2003 relating to the financial statement schedule, which appears in this Form 10-K/A.

/s/PricewaterhouseCoopers LLP

Portland, Oregon
July 11, 2003